EXHIBIT 99.1

The following is the text of Dr. Jerry W. Grizzle’s closing comments at the AMS Health Sciences, Inc. 2006 Annual Convention held July 29, 2006:

There are nine points in my plan. I will go over each of them individually and then recap and summarize all of them at the end of this message.

1.
Stabilize the Company. When I arrived, AMS had not had a profitable year in five years. We had lost $18.5 million during that time. We had to stop the losses and show that we could make a profit. I am very happy to tell you that in the first quarter of 2006, on our core business of selling nutritional supplements, we made a profit of $18,000. That may not seem like a lot, but when you compare it to a $1.4 million loss for the same period in 2005 it is a big number. Also, I am pleased to tell you that when we report second quarter 2006 results, we will again reflect a profit on our core business. We are not out of the woods yet, but we have shown we can make a profit on our core business.

2.
Sell Heartland Cup. Making Styrofoam cups is not our core business. Even though we made a profit on our core business in the first quarter of 2006, we lost over $300,000 at Heartland. Effective March 31st, we put Heartland into a discontinued operations category and we are in the process of working with four qualified buyers to sell the Company.

3.
Raise additional capital. We had to have the available funds to effectively launch an aggressive sales, marketing and growth campaign. I am pleased to report that on June 30th we closed a $2.0 financing effort. We now have the funds available to begin an aggressive sales and marketing campaign to increase top of line revenues.

4.
Use the additional capital to build a foundation for unlimited growth. Because of the consecutive years of losses, we have not had the funds to develop marketing, training and support tools and programs for your efforts in the field. We need better product videos, business builder videos, printed material, etc. In addition we needed to upgrade our back office to provide the most current management tools available in network marketing. I do not want to limit our ability to grow because we have not provided the foundation to support unlimited growth. With this new infusion of capital we can build that foundation.

5.
Establish AMS as the “Legacy Team.” AMS will become our product centric business. The product zealots will be able to lead with the product to build their business. We will support you with sales and marketing tools and materials. We will introduce new products for you to embrace. You will be able to build your businesses by leading with the product. This will create unlimited growth potential for the AMS Team.

6.
Establish DPI as the “Opportunity Team.” DPI will lead with the business opportunity, supported by the product. We will go back to the original concept of DPI and make it single focused behind a lead product with a new compensation plan, the binary system. By truly separating these opportunities, we will cause both to grow in their own right. We will structure the office with AMS support functions and DPI functions. We will not have to straddle the fence with out support.

7.
Get the stock price above $5. This is important for two reasons. First the new financing is called a convertible debt debenture. We have use of the money for one year at interest only terms. Meaning we only pay an interest rate to use the money, no principal payments are required. Once I get the stock price above $5, I can do a straight equity secondary offering and retire the convertible debt before the end of the first year. The second reason this is important is because we have to maintain a minimum equity level to stay listed on the American Stock Exchange. Because of our prior losses we are below the minimum. By issuing true equity, we will retire the debt and be well above the minimum required by the AMEX.

8.
Move from the AMEX to NASDAQ. The American Stock Exchange is a good exchange and has been a good partner for AMS. However, the exchange of choice today is NASDAQ. There is a reason that companies like Microsoft stay on NASDAQ and do not move the New York Stock Exchange. We need to be where the leading companies are listed.

9.
Enter the International markets. If you read the public documents of our competitors, USANA, HerbaLife, Mannatech, etc., you will find that international expansion is an important part of their overall growth strategy. Moving forward, we will enter the International markets, which will provide an opportunity for unlimited sales growth. How would you like to have a global distribution empire? We will provide that opportunity for you. I want us to begin our international expansion during the second half of 2007. In the meantime, build locally, but think globally.

So, there you have it, a straight forward simple plan. The key to the success of this plan is you. You are my sales force. You will generate the top of line revenues that will propel us to meet the goals I have outlined.

My pledge to everyone at the convention was that if you generate the revenue, I will utilize the revenue in a fiscally responsible manner. We will take the sales dollars and spend them on product cost of goods, commissions and shipping. We will spend the majority of them in sales and marketing programs and promotions that help you continue to generate new sales. We will take a small amount to fund the corporate office and finally we will put profit dollars on the bottom line.

Let me close by telling you that we will be producing an audio version of the key speeches, testimonies and presentations from the convention. Please use this tool to help you in recruiting and sales. In addition some of the presentations will be put on the web site for you to use or download.

We are blessed to have a 19 year old company that is still in diapers. The next six months will see us stand on our own two legs and the first six months of 2007 will find us running at full speed.

If you do not know where you are going, any road will take you there. We know where we are going at AMS and we are totally commited to your success. We will achieve things that have only been dreams in the past.